CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Fund Trust II, and to the use of our report dated February 27, 2012 on the financial statements and financial highlights of The Al Frank Fund and Al Frank Dividend Value Fund, a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 15, 2013